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                                                                     Exhibit 2.1

                           ASSET PURCHASE AGREEMENT

                                BY AND BETWEEN

                              SAFLINK CORPORATION

                                      AND

                           JOTTER TECHNOLOGIES INC.



                            DATED DECEMBER 15, 2000
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     THIS ASSET PURCHASE AGREEMENT ("Agreement"), dated this 15th day of
December, 2000 (the "Closing Date"), is made by and between SAFLINK Corporation, a Delaware corporation ("Purchaser") and Jotter Technologies Inc., a Delaware Corporation ("Jotter"). Jotter, including any and all subsidiaries, predecessors and affiliated entities (including Mindquake Interactive, Inc., an Alberta corporation) under its control is referred to herein as "Seller", and Seller and Purchaser are collectively referred to as the "Parties," and each separately, a "Party."

                                  WITNESSETH:

     WHEREAS, Purchaser develops, markets and sells biometric enabled software products; and

     WHEREAS, Seller develops and markets toolbar utilities; and

     WHEREAS, Purchaser wishes to acquire, and Seller wishes to sell, certain assets of Seller on the terms and conditions specified herein; and

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto intending to be legally bound hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1.  Certain Definitions. The terms defined in this Section 1.1 shall, for
           -------------------
all purposes of this Agreement, have the meanings herein specified:

"Blue Sky" shall mean any applicable state securities laws and regulations.
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"Governmental Entity" shall mean any court, administrative agency or commission
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or other governmental body, authority or instrumentality and shall include securities commissions or regulatory authorities of each province or territory of Canada.

"Hazardous Substances" shall mean any pollutant, contaminant, material,
 --------------------
substance or waste regulated, restricted or prohibited by any Legal Requirements to be hazardous, toxic, radioactive, biohazardous or otherwise a danger to health or the environment, including but not limited to "hazardous substances" as defined under the Federal Comprehensive Environmental Responsibility, Cleanup and Liability Act of 1980 or any "hazardous wastes" as defined under the Federal Resource Conservation Recovery Act of 1976.

"Legal Requirements" shall mean any law, statute, constitution, principle of
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common law, ordinance, code, decree, rule, regulation, guideline, by-law, direction, order, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any court or other Governmental Entity.

The term "patent" shall mean any and all patents and patent applications,
          ------
including any divisions, substitutions, continuations, continuations-in-part, reissues, reexaminations, or extensions thereof, and all corresponding foreign patents and patent applications filed or issued in any country which are based upon or derived from such patents or patent applications.

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"Person" or "person" shall mean any natural person, corporation, trust, limited
 ------      ------
liability company, partnership, Governmental Entity or other entity.

"SEC" shall mean the U.S. Securities and Exchange Commission.
 ---

"Signing Date"  shall be the same as the "Closing Date", as defined in the
 ------------
Recitals.

"Subsidiary" of a specified entity means a corporation whose voting securities
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are owned directly or indirectly by the specified entity in such amounts as are sufficient to elect at least a majority of the Board of Directors.

The terms "contract" and "obligation" include every contract, agreement, commitment, understanding and promise, whether written or oral.

     1.2.  Other Definitions.  In addition to the terms defined in Section 1.1,
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certain other terms are defined elsewhere in this Agreement, and, whenever such terms are used in this Agreement, they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires.

                                  ARTICLE II

                          PURCHASE AND SALE OF ASSETS

     2.1.  Assets Being Sold. Upon the terms and subject to the conditions set
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forth in this Agreement, Seller shall sell, assign, and transfer to Purchaser, and Purchaser shall purchase and accept the assignment, transfer and delivery from Seller of, all of the right, title and interest of Seller in and to the assets, properties, and rights of Seller used in or relating to the operation of the business of Seller as heretofore conducted (the "Business") and which are identified in Schedule 4.4 as well as all rights of Seller in and to the Proprietary Rights as such term is hereinafter defined, all as the same shall exist on the Closing Date (such assets collectively referred to herein as the "Assets"), other than those assets identified on Schedule 2.3 (the "Excluded Assets").

     2.2.  Disclaimed Liabilities. Except for obligations of Seller under
           ----------------------
contracts specifically agreed by Purchaser to be assigned by Seller to Purchaser, and arising after the Closing Date, Purchaser shall assume no liabilities or obligations of Seller and hereby disclaims the assumption of any debts or obligations, contractual or otherwise, known or unknown, contingent or inchoate liabilities ("the Liabilities") of Seller.

     2.3.  Excluded Assets. The parties agree that the Assets shall specifically
           ---------------
not include the Excluded Assets set forth on Schedule 2.3, all of the Seller' right, title and interest in and to which, as the same exist as of the date hereof or as of the Closing Date, shall be retained by Seller. Purchaser shall not assume and shall exclude from the Assets purchased any cash, accounts receivable, prepaid expenses, deposits, and customer lists as of the Closing Date, and any other assets listed as Excluded Assets. As a further point of clarification and not in limitation of the foregoing, the parties agree that Purchaser is purchasing only assets and not capital stock, partnership interests or other equity or ownership interests or intercompany notes receivable or payable held by any party hereto other than listed on Schedule 4.4.

     2.4.  Non-delivered Assets. Notwithstanding anything else contained in this
           --------------------
Agreement, in the event that an Asset is not delivered by Seller to Purchaser on the Closing Date

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(a "Non-delivered Asset"), Seller shall deliver such Asset to Purchaser as soon as Seller has actual knowledge of the existence of such Non-delivered Asset.

     2.5.  Assignment. Notwithstanding anything contained in this Agreement to
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the contrary, this Agreement shall not constitute an agreement to assign any of the Assets, if the attempted assignment of the same, as a result of the absence of the consent or authorization of a third party, would constitute a breach or default under any lease, agreement, encumbrance or commitment or would in any way adversely affect the rights, or increase the obligations, of any party or any subsidiary with respect thereto or would otherwise affect the ability of Purchaser to receive the benefit of the Assets. If any such consent or authorization is not obtained, or if an attempted assignment would be ineffective or would adversely affect the rights or benefits or increase the obligations of Purchaser with respect to any such Assets, then the Parties shall enter into such reasonable cooperative arrangements (including without limitation, sublease, agency, partial closing, management, indemnity or payment arrangements and enforcement at the cost and for the benefit of Purchaser of any and all rights of Seller against an involved third party) to provide for Purchaser the benefit of such Assets. Any transfer or assignment to Purchaser by Seller or a subsidiary of Seller, of any such Assets which shall require such consent or authorization of a third party that is not obtained, shall be made subject to such consent or authorization being obtained.

     2.6.  Bill of Sale. The sale, conveyance, assignment, transfer and delivery
           -------------
of the Assets will be effected by delivery by Seller to Purchaser of (i) a bill of sale from Seller ("Bill of Sale"), in the form of Exhibit 2.6, and (ii) such other good and sufficient instruments of conveyance, transfer and assignment (together with the Bill of Sale, the "Instruments of Transfer") as shall be necessary to vest in Purchaser full right, title and interest in and to the Assets and Proprietary Rights, free and clear of all claims and liens whether absolute, accrued, contingent or otherwise.

                                  ARTICLE III

                          PURCHASE PRICE AND PAYMENT

     3.1   Purchase Price.  In consideration of the sale, transfer, conveyance,
           --------------
and assignment of the Assets by Seller at the Closing and in reliance upon the representations, warranties, and covenants made herein by Seller, Purchaser agrees to pay to Seller consideration (the "Consideration") consisting of the following:

           (a) Five million one hundred thousand (5,100,000) shares (the "Shares") of common stock, par value $0.01 per share, of Purchaser (the "Common Stock"); and

           (b) An unsecured promissory note in the principal amount of one million seven hundred thousand dollars (US$1,700,000) with a term of two (2) years (the "Note Term"), in the form of Exhibit 3.1(b) (the "Promissory Note") which shall be delivered by Purchaser to Jotter on the Closing Date.

     3.2.  Allocation. The Consideration to be paid by Purchaser to Seller
           ----------
pursuant to Section 3.1 hereof, shall be allocated among the Assets in the manner provided for in Section 8.1 of this Agreement.

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     3.3.  Escrow. Subject to the provisions of Section 7.3, all of the Shares
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shall be issued to the escrow agent (the "Escrow Agent") designated by and under the terms of an escrow agreement substantially in the form attached hereto as
Exhibit 3.3 (the "Escrow Agreement"). The Shares shall be delivered by Purchaser to the Escrow Agent within forty five (45) days of the Closing Date. Subject to the provisions of Sections 6.4 and 7.3, such Shares delivered to the Escrow
Agent shall be delivered to Jotter as follows: (i) three hundred and fifty thousand (350,000) Shares ninety (90) days after the Closing Date (the "First Release Date"), and (ii) at a rate of two hundred and fifty thousand (250,000) Shares per month after the First Release Date, under the conditions provided in the Escrow Agreement.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLER

     All representations and warranties contained herein shall survive the Closing Date and none shall merge into any other document. As of the Closing Date, Seller hereby represents and warrants to Purchaser the following:

     4.1.  Corporate Standing. Seller is duly organized, validly existing, and
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in good standing under the laws of the state or jurisdiction of its incorporation. Seller has all requisite power and authority to own, lease and operate its properties and to carry on its Business as now being conducted. Seller is duly qualified as a foreign corporation to transact business, and is in good standing in, each jurisdiction in which the nature of Seller's activities make such qualification necessary, except where the failure to so qualify would not have a material adverse effect on Seller or any of its Business.

     4.2.  Authority. Seller has all requisite corporate power and authority to
           ---------
enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and approved by a majority of the shareholders of Seller in accordance with its constituent documents and applicable law. This Agreement has been duly executed and delivered by Seller, and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of the certificate of incorporation or bylaws or other constituent documents of Seller. Without limiting the generality of the foregoing, no consent, waiver, approval, order or authorization of, or registration, declaration or filing (each a "Consent") by any Person is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated.

     4.3.  Financial Statements. In order to enable Purchaser to comply with its
           --------------------
reporting obligations under the Securities Exchange Act of 1934 as amended (the "Exchange Act"), Seller has furnished to Purchaser its audited consolidated balance sheets as of December 31, 1999 and 1998, and its audited consolidated statements of operations, stockholders' equity and cash flows for the fiscal year ended December 31, 1999 and for the period from June 1, 1998 (inception) to

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December 31, 1998, and its unaudited statements of operations, stockholders'
equity and cash flows for the nine (9) months ended September 30, 2000. The balance sheet at September 30, 2000 is hereinafter referred to as the "Seller Balance Sheet," and all such financial statements are hereinafter referred to collectively as the "Seller Financial Statements." Except as set forth in
Schedule 4.3, the Seller Financial Statements are complete and accurate in all material respects, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, are in accordance with Seller's books and records, and fairly present or will fairly present the financial position of Seller and the results of its operations as of the date and for the periods indicated thereon, subject in the case of the unaudited portion of the Seller Financial Statements to normal year-end audit adjustments which will not be material individually and in the aggregate.

     4.4.  Assets.
           ------

           (a) The Assets comprise all of the assets, properties, and rights of every type and description, real, personal, and mixed used in the Business. Except as set forth in Schedule 4.4(a), Jotter has good and marketable title to all of the Assets (except for those Proprietary Rights, for which Seller has valid and enforceable licenses), free and clear of all mortgages, options, leases, covenants, conditions, agreements, liens, security interests, adverse claims, restrictions, charges, encumbrances or rights of others. There exists no restriction on the use or transfer of any of the Assets. Schedule 4.4 includes, among other things:

               (i) all furniture, fixtures, telecommunications and other equipment and other fixed assets of Seller located at the Leased Premises (as hereinafter defined);

               (ii) all hardware and software and all databases and database systems used by Seller, whether owned, leased, or licensed by Seller;

               (iii) all domain names and rights to their use as held by Seller;

               (iv) all trademarks, trademark applications, or service marks, including any existing or pending registrations or applications for registration therefor of Seller;

               (v)    all patents and applications for patents of Seller;

               (vi) all copyrights owned by Seller and all rights of Seller under any copyright laws, together with any copyright registrations and applications for registration therefor;


               (vii) all contracts, leases, licenses, agreements, or commitments (oral or written) of Seller, whether fully performed or wholly or partially executory on the Closing Date relating to any Proprietary Rights used by Seller in the Business;


               (viii) all permits of Seller relating to the operations of Seller in Canada;

               (ix) all leasehold improvements relating to the leased property defined as the leasehold of Seller at 9119 82/nd/ Avenue, Suite 300, Edmonton, Alberta (the "Leased Premises");

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               (x)  all supplies and inventory of Seller, whether in possession of Seller, or a third party;

               (xi) all of the goodwill and going concern value of Seller; and

               (xii)  all telephone numbers of Seller.

           (b) Except as set forth in Schedule 4.4 attached hereto, the Assets are in good operating condition and repair, ordinary wear and tear excepted, and are satisfactory for the purposes for which such assets are being used in the Business. Seller does not own, nor has it since the date of its formation owned, or have any interest in real estate, other than its leasehold interest in the Leased Premises. All contracts, whether written or oral, to be assigned to Purchaser are in good standing and in full force and effect and there has been and there is no default thereunder by any party thereto. None of the parties to such contracts other than the Seller have given Seller any reason to believe that it intends to change its business relations with Seller or the Business in any material adverse manner. To the knowledge of Seller, the operations of Seller at the Leased Premises do not violate any applicable material building code, zoning requirement or classification, or pollution control ordinance or statute relating to the property or to such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exemptions.

           (c) To the knowledge of Seller, there are no Hazardous Substances in the Environment at, in, on, under or around the Leased Premises. Seller has not disposed of, handled, stored, transported or used any Hazardous Substances on or about such property except in full compliance with all Legal Requirements. Seller has not disposed of, handled, stored, transported or used any materials at any site being investigated or remediated for contamination or possible contamination of the Environment. Seller and its predecessor entities have conducted its business in accordance with all Legal Requirements relating to Hazardous Substances. To the best of Seller's knowledge, there has been no release of Hazardous Substances at, in, on, under or around the Leased Property. For the purposes of this paragraph, "Environment" shall mean the air, land, water, plant, animal and human life, safety and health and ecological systems and any part or combination of the foregoing.

     4.5.  Taxes.  Seller has prepared in good faith and duly and timely filed
           -----
(taking into account any extensions of time within which to file), or will prepare and file within thirty (30) days of Closing, all Tax Returns required to be filed by it and each member of its affiliated group, and all such Filed Tax Returns are or will be true, complete and accurate. Seller has paid all Taxes that are shown as due on such filed Tax Returns, or that is required to be withheld from amounts owing to any employee, creditor or third party, other than those unpaid Taxes listed on Schedule 4.5 attached hereto. Seller has collected all Taxes required to be collected and has remitted such Taxes to the proper authorities as required. No notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of Seller or its Subsidiaries in respect of the Assets which have not been fully paid or finally settled. Neither Seller nor any of the Assets are subject to any lien for Taxes.

     As used in this Agreement: (i) the term "Tax" (including, with correlative meaning, the term "Taxes") includes all federal, state, provincial, local, municipal and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, capital, large corporation, severance, stamp, payroll, sales, employment, unemployment, Canada Pension, Alberta Pension, health, workers compensation, disability, use, transfer, property, withholding, excise, production, value added, goods and services, occupancy and other taxes, duties, imposts or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to

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such amounts and any interest in respect of such penalties and additions and any such Tax required to be collected or remitted to any Governmental Entity and any penalties for failing to collect or remit such Tax; and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates, filings, declarations, statements, and information returns) required to be supplied to any Governmental Entity relating to Taxes.

     4.6.  Year 2000 Compliance. All computer software and hardware products
           --------------------
that are licensed, sold or otherwise distributed to others by Seller and, to Seller's knowledge, all computer software and hardware products that are owned by Seller, exclusively licensed to Seller or are otherwise required for the conduct of its Business, are Year 2000 Compliant. As used herein, "Year 2000 Compliant" shall mean, with respect to any such software or hardware, the ability of such software or hardware to perform the following date-related functions:

           (a) consistently handle date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing date output and performing calculations on dates or portions of dates;

           (b) function accurately in accordance with the documentation relating to the applicable software or hardware and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the century;

           (c) respond to two-digit date input in a way that resolves any ambiguity as to the century;

           (d) store and provide output of date information in ways that are unambiguous as to century; and

           (e)  recognize the year 2000 as a leap year.

     4.7.  Proprietary Rights.
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           (a)  Schedule 4.7 (the "Intellectual Property Disclosure Schedule")
sets forth in paragraph (a) thereof a complete and accurate list of all patents, patent applications, copyrights, trademarks, trade names, service marks and logos owned or used by Seller or in which it has any rights or licenses, and all applications therefor and registrations and registration applications thereof, which shall be transferred to Purchaser as an Asset. Such list specifies, as applicable: (i) the title of the patent, trademark, trade name, service mark, copyright or application therefor or registration thereof; (ii) the jurisdiction by or in which such patent, trademark, trade name, service mark or copyright has been issued or registered or in which an application has been filed, including the registration or application numbers; and (iii) material licenses, sublicenses and similar agreements to which Seller is a party or pursuant to which any other party is authorized to use, exercise or receive any benefit from any Proprietary Rights of Seller. The Intellectual Property Disclosure Schedule sets forth a complete and accurate description of all agreements of Seller with each officer, employee, shareholder, director, contractor or consultant of Seller providing Seller with title and ownership to patents, patent applications, trade secrets and inventions developed or used by Seller in its Business, all of which agreements are valid, enforceable and legally binding (subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies).

           (b) Seller owns or possesses valid and enforceable licenses or other rights to use all computer software and hardware, source code, patents, patent applications, trademarks,

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trademark applications, trade secrets, service marks, trade names, logos, trade dress, copyrights, inventions, business and marketing plans, industrial property rights, copyrights, trademarks, trade names, logos and service marks (and all goodwill associated therewith, including, without limitation, the right to the names "Jotter" and "Jotter Technologies"), and applications therefor, and all technical information, customer lists, management information systems, drawings, designs, processes and quality control data and all similar materials recording or evidencing proprietary expertise or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), used or currently proposed to be used in the Business, and the same are sufficient to conduct the Business as it has been and is now being conducted or as it is currently proposed to be conducted, and shall be transferred to the Purchaser pursuant to this Agreement as an Asset. Except as set forth in paragraph (b) of the Intellectual Property Disclosure Schedule, Seller is the owner of all right, title, and interest in and to each of the Proprietary Rights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use, sell, license, sublicense, assign and dispose, in each case without payment to a third party, all of the Proprietary Rights and the products, processes and materials covered thereby. Except as set forth in paragraph (b) of the Intellectual Property Disclosure Schedule, there is no contract with Seller pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Proprietary Right.

           (c) The operations of Seller as currently and formerly conducted and as planned to be conducted do not conflict with or infringe, and, to the knowledge of Seller, no person or entity has asserted that such operations or past operations conflict with or infringe, any Proprietary Rights, owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against Seller or any affiliate of Seller with respect to any Proprietary Rights, and, to the knowledge of Seller, none has been threatened against Seller or any affiliate of Seller. There are no facts or facts overtly alleged to Seller which would reasonably serve as a basis for any claim that Seller does not have the right to use and to transfer the right to use, free of any rights or claims of others, all Proprietary Rights utilized in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the Business of the Seller as it has been or is now being conducted. The Proprietary Rights referred to in the preceding sentence are free of any unresolved ownership disputes with respect to any third party and there is no unauthorized use, infringement or misappropriation of any of such Proprietary Rights by any third party, including any employee or former employee of Seller or its Subsidiaries, nor is there any breach of any license, sublicense or other agreement authorizing another party to use such Proprietary Rights. Neither Seller nor any of its Subsidiaries has entered into any agreement (i) granting any third party the right to bring infringement actions with respect to, otherwise to enforce rights with respect to, any such Proprietary Rights, or
(ii) agreeing to indemnify anyone or any entity for or against any interference, infringement, misappropriation or other conflict with respect to any Proprietary Right.

           (d) Paragraph (d) of the Intellectual Property Disclosure Schedule contains a complete and accurate list of any proceedings before any patent or trademark authority to which Seller is a party, a description of the subject matter of each proceeding, and the current status of each proceeding, including, without limitation, interferences, priority contests, opposition, and protests. Such list includes any pending applications for reissue or reexamination of a patent. Seller has the exclusive right to file, prosecute and maintain any such applications for patents, copyrights or trademarks and the patents and registrations that issue therefrom.

           (e) All patents and registered trademarks, service marks, and other company, product or service identifiers and registered copyrights held by Seller are valid and enforceable,

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are currently in compliance with formal legal requirements and are not subject to any maintenance or renewal fees or taxes or actions falling due within ninety
(90) days after the Closing Date.

           (f) Except as set forth in paragraph (f) of the Intellectual Property Disclosure Schedule, all fees to maintain the rights of Seller in the Proprietary Rights, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith, which have been presented for payment, have been paid by Seller or will be paid by Seller before the Closing Date.

           (g) Except as set forth in paragraph (g) of the Intellectual Property Disclosure Schedule, all disclosures of trade secrets of Seller to third parties have been pursuant to non-disclosure agreements pursuant to which the confidentiality and use of such information has been protected. Seller has taken reasonable measures and precautions to maintain the secrecy and confidentiality of the Proprietary Rights used or proposed to be used in the conduct of the Business, the value of which to Seller is contingent upon maintenance of the confidentiality thereof.

           (h) Seller has secured valid and binding written assignments from all persons who, in any capacity (including current and former consultants, independent contractors, directors, officers and employees) contributed to the creation or development of Seller's Proprietary Rights of all right, title and interest to such contributions that Seller or its Subsidiaries do not already own by operation of law. No current or former employee, officer, director, shareholder, consultant or independent contractor of or to Seller has any right, claim or interest in or with respect to any Proprietary Right.

           (i) Except as set forth in paragraph (g) of the Intellectual Property Disclosure Schedule, each current and former employee and officer of and consultant and independent contractor to Seller has executed a written confidentiality agreement and a written assignment of inventions agreement that assigns to Seller all rights to any inventions, improvements, discoveries, or information relating to the Business conducted or to be conducted by Seller, and all such agreements are in the forms provided to Purchaser with no exceptions or exclusions. To the knowledge of Seller, no employee, consultant or contractor of Seller is in violation of any term of any employment contract, proprietary information agreement, inventions agreement, non-competition agreement, consulting agreement, or any other contract or agreement relating to the relationship of any such employee with Seller or any previous or affiliated employer. To the knowledge of Seller, no employee of Seller has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged to anyone other than Seller or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Seller.

           (j) No internally developed product, system, program or software module designed, developed, sold, licensed or otherwise made available by Seller to any person, and to the knowledge of Seller, no third-party product, system, program or software module sold, licensed or otherwise made available by Seller to any person, contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routine or hardware component designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

           (k) Except as set forth in paragraph (k) of the Intellectual Property Disclosure Schedule, Seller has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Seller Source Code. No event

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has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Seller Source Code. Paragraph (k) of the Intellectual Property Disclosure Schedule identifies each contract pursuant to which Seller has deposited or is required to deposit with an escrow holder or any other Person any Seller Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Seller Source Code. "Seller Source Code" means any source code, or portion, aspect or segment of any source code, relating to any Proprietary Right owned by or licensed to Seller or otherwise used by Seller.

     4.8.  Information Provided By Seller. Any information furnished by or on
           ------------------------------
behalf of Seller to Purchaser in writing pursuant to this Agreement as of the date such information is required by this Agreement to be so furnished, and any information contained in the Schedules referred to in this Agreement, does not not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

     4.9.  Investment Experience. Seller has received and read, and is familiar
           ---------------------
with all documents provided to Seller from Purchaser, including the Purchaser SEC Documents (as defined hereinafter). Seller acknowledges that Seller has had an opportunity to ask questions of and receive answers from Purchaser's officers and representatives concerning the affairs of Purchaser. Seller is familiar with the nature of and risks attending investments in securities of technology companies and has determined that Seller can bear the economic risk associated with ownership of the Shares and can afford a complete loss in the value of such Shares. Seller, by itself or together with its purchaser representative, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Shares, received as part of the Consideration. Seller also represents that it has not been organized for the purpose of acquiring the Shares.

     4.10. Ownership of the Shares for Investment Purposes.  Seller is taking
           -----------------------------------------------
ownership of the Shares for investment purposes only and for its own account, and not as a nominee or agent, and not with a view to, or for sale in connection with, the distribution of any part thereof. Seller has no present intention of selling, granting any participation in, or otherwise distributing the Shares except pursuant to an effective Registration Statement and in accordance with
Section 7.8 and the Securities Act (defined below) and as permitted by the Escrow Agreement.

     4.11. Accredited Investor. Seller is an "accredited investor" as defined in
           -------------------
Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     4.12. Restricted Securities. Seller understands that the Shares are
           ---------------------
"restricted securities" under the federal securities laws in as much as they are being acquired in a transaction not involving a public offering and that such Shares may be resold without registration under the Securities Act, only in certain limited circumstances. Seller acknowledges that the certificates evidencing the Shares shall bear a legend reflecting such restrictions, as described in Section 10.4 of this Agreement.

     4.13. Residency. Jotter is a non-resident of Canada for the purposes of the
           ---------
Income Tax Act (Canada) ("ITA").

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     5.1.  Organization.  Purchaser is a corporation duly incorporated, validly
           ------------
existing and in good standing under the laws of the State of Delaware.
Purchaser is duly qualified to do business and is in good standing in the State of Delaware and in each of the other jurisdictions in which it owns or leases property or conducts business, except where the failure to be so qualified would not have a material adverse effect on the business of Purchaser. Purchaser has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges material to the conduct of its business.

     5.2.  Authority. Purchaser has all requisite corporate power and authority
           ---------
to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). The execution and delivery of this Agreement, and the consummation of the transactions contemplated, hereby do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under any provision of the certificate of incorporation or bylaws of Purchaser.

     Without limiting the generality of the foregoing, no Consent of any Person is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated.

     5.3.  Capital Structure. The authorized capital stock of Purchaser consists
           -----------------
of 50,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, $0.01 par value ("Purchaser Preferred Stock"). At the close of business on September 30, 2000: (i) 26,076,680, shares of Common Stock were issued and outstanding; (ii) 3,250,717 shares of Common Stock were reserved for issuance upon exercise of options (the "Purchaser Options") under Purchaser's Stock Incentive Plan, of which options to purchase 2,465,980 shares were outstanding;
(iii) 414,248 shares of Common Stock were reserved for issuance upon exercise of options outside of Purchaser's Stock Incentive Plan; and (iv) 908,604 shares were reserved for issuance upon exercise of warrants ("Purchaser Warrants").

     5.4.  SEC Documents. Purchaser has made available to Seller a true and
           -------------
complete copy of Purchaser's Form 10-K for the year ended December 31, 1999 and any other statement, report, registration statement or definitive proxy statement filed by Purchaser with the SEC since January 1, 2000 to the Closing Date (the "Purchaser SEC Documents"). As of their respective filing dates, the Purchaser SEC Documents comply or will comply in all material respects with the requirements of the Exchange Act or the Securities Act, and none of the Purchaser SEC Documents contain or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document. Without limiting the foregoing, each of the consolidated balance sheets included in or incorporated by reference into the Purchaser SEC Documents fairly presented the consolidated financial position of Purchaser and its subsidiaries as of its date and each of the consolidated statements of operations, stockholders' equity and cash flows included in or incorporated by reference into the Purchaser SEC Documents fairly presented the results of operations, stockholders' equity and cash flows of Purchaser and its subsidiaries for the period set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material and the absence of certain footnote disclosures), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.

     5.5.  No Conflict. The execution and delivery of this Agreement by
           -----------
Purchaser and the performance of its obligations hereunder or thereunder, (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the certificate of incorporation or bylaws of Purchaser, or any contract, agreement or commitment binding upon Purchaser or any of its assets or properties, other than violations, breaches, conflicts, or defaults which individually or in the aggregate would not have a material adverse effect on Purchaser; (ii) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the assets or properties of Purchaser; and (iii) will not to the actual knowledge of Purchaser conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Purchaser or any of its assets or properties.

     5.6.  Shares of Common Stock. The Shares will, when issued and delivered to
           ----------------------
Seller in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

     5.7.  Information Provided. Purchaser has received and read, and is
           --------------------
familiar with all documents provided to Purchaser from Seller. Purchaser acknowledges that Purchaser has had an opportunity to ask questions of and receive answers from Seller's officers and representatives concerning the affairs of Seller.

     5.8.  False and Misleading Statements. None of the written information
           -------------------------------
furnished by Purchaser to Seller in connection with the transaction contemplated by this Agreement is false or misleading in any material respect or contains any misstatement of material fact, or omits to state any material facts required to be stated in order to make the statements therein not false or misleading in light of the circumstances in which they were made.

                                  ARTICLE VI

                            CLOSING DATE DELIVERIES


     6.1.  Deliveries by Seller. At the Closing, Seller shall deliver to
           --------------------
Purchaser the following:

           (a) Certificate signed by the President of Seller to the effect that each of the representations and warranties made by the Seller hereunder is true and correct as of the Closing Date (or, if any such representation or warranty is untrue or incorrect, specifying the respect in which it is untrue or incorrect);

           (b) A copy of resolutions adopted by the Board of Directors and the controlling shareholders of Seller, certified by its Secretary, authorizing or ratifying the execution and delivery of this Agreement, and the performance by Seller of its obligations hereunder and thereunder;

           (c) An opinion of Normand & Shaughnessy, PA, counsel for Seller, addressed to Purchaser in substantially the form attached hereto as Exhibit 6.1(c);

           (d) The Bill of Sale for use in the United States and Canada in substantially the form attached hereto as Exhibit 2.6, executed by Seller;

           (e) Any other Instruments of Transfer necessary to effect the transfer or assignment of the Assets and Proprietary Rights to Purchaser, as reasonably requested by Purchaser, executed by Seller;

           (f) All necessary consents, approvals, and subject to Section 7.3, clearance certificates of third parties including any Governmental Entity.

           (g) The Non-Compete Agreements in substantially the form attached hereto as Exhibit 6.1(g), executed by the Seller and each of its affiliates.

     6.2.  Deliveries by Purchaser. At the Closing, Purchaser shall deliver to
           -----------------------
Seller or the Escrow Agent, as applicable:

           (a)  The Promissory Note; and

           (b) A certificate signed by the President of Purchaser, certifying that each of the representations and warranties made by Purchaser hereunder is true and correct as of the Closing Date (or, if any such representation or warranty is untrue or incorrect, specifying the respect in which it is untrue or incorrect).

     6.3.  Closing.  Subject to the provisions of Section 6.1, the actual
           -------
consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on the Closing Date, which as defined in the Recitals, shall be on the date of signing this Agreement, at such place as may be mutually agreed upon in writing by Seller and Purchaser.

     6.4.  Rescission.  If Seller fails to deliver the requisite certificate
           ----------
pursuant to Section 7.3 or if Purchaser is required to deduct, withhold or pay any amount under any other provisions of applicable Tax Legal Requirements (as defined below) pursuant to Section 7.3, Purchaser shall have the right to rescind this Agreement. If Purchaser exercises its right of rescission, (i) this Agreement shall be deemed null and void as of the Closing Date and the Instruments of Transfer shall have no force or effect, (ii) Seller shall return Promissory Note for cancellation and Purchaser will have no further liability to Seller, and (iii) the Purchaser shall cause the Escrow Agent to deliver to Purchaser all Shares held in escrow pursuant the Escrow Agreement Upon receipt of all the Shares held in escrow and the Promissory Note, Purchaser shall undertake to transfer and deliver to Jotter the Assets.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     7.1.  Employees. On or after the Closing Date, Purchaser shall make offers
           ---------
of employment to substantially all of the full-time employees of Seller (the "Employee"), other than employees identified by Purchaser as set forth on
Schedule 7.1(a). Consistent with Purchaser's employee benefit plans, all of Seller's employees who become employees of Purchaser following the Closing Date shall receive, for the period of their employment with the Purchaser, benefits that are generally made available to Purchaser's employees and, to the extent not prohibited by law, shall receive service credit (other than for benefit accrual under a defined benefit pension plan) that includes their employment by Seller prior to the Closing Date, and Purchaser shall assume any obligations to pay accrued vacation for the Employees to the extent set forth on Schedule 7.1(b). Any such employment of such former employees of Seller shall not limit any right of Purchaser to terminate any employee with or without cause following the Closing Date. Seller agrees to reimburse any employee who is hired by Purchaser, and to hold Purchaser harmless, for any accrued vacation or overtime payroll balance relating to such employee's employment with Seller through the Closing Date.

     7.2.  Canadian Goods & Services Tax Election.  Purchaser and Seller shall
           --------------------------------------
jointly make the election provided for under section 167 of the ETA so that no Goods and Services Tax ("GST") will be payable in respect of the sale and transfer of the Assets. In this regard:

           (a) Purchaser warrants to Seller that Purchaser will be registered for purposes of Part IX of the Excise Tax Act ("ETA") and that Purchaser's GST registration number is 889216016RT0001;

           (b) Seller represents and warrants to Purchaser that Seller is registered for purposes of Part IX of the ETA and that Seller's GST registration number is 873100929RT0001; and

           (c) Seller represents and warrants to Purchaser that the Assets constitute a business or part of a business that was established or carried on by Seller and that Seller is providing to Purchaser all or substantially all of the property that can reasonably be regarded as being necessary for Purchaser to be capable of carrying on the business or part of a business.

           (d) Purchaser shall file the election with the Canada Customs & Revenue Agency not later than the day on or before which the return under Division V of Part IX of the ETA is required to be filed for Purchaser's first reporting period in which GST would, but for the election, have become payable in respect of the supply of any property or service made under this Agreement.

     7.3.  Certificate Pursuant to Section 116 of the Income Tax Act (Canada).
           -----------------------------------------------------------------

           (a) Within thirty (30) days of the Closing Date, Jotter shall deliver to the Purchaser a certificate issued pursuant to Subsection 116(2) of the ITA, with respect to such of the Assets of Jotter as constitute "Taxable Canadian Property", as that term is defined in the ITA. Each such certificate shall have as the "certificate limit" as defined in Subsection 116(2) of the ITA, an amount no less than the cost to the Purchaser of such Taxable Canadian Property.

           (b) In the event that Jotter fails to deliver the requisite certificate or if the Purchaser is required to deduct or withhold any amount under any other provision of applicable Tax Legal Requirements, the Purchaser shall be entitled to deduct and withhold from the Consideration such amounts as the Purchaser deems necessary to meet its obligations pursuant to section 116 of the ITA or any other provision of applicable Tax Legal Requirements (including interest and penalties payable in respect of such obligations), provided that such withheld amount shall not be remitted prior to two (2) business days prior to the date such amount is required by applicable Legal Requirements to be remitted (the "Remittance Date") and where such certificate or a certificate issued pursuant to Subsection 116(4), satisfactory to the Purchaser, is delivered prior to such Remittance Date, such withheld amount shall be released to Seller or the Escrow Agent in accordance with Section 3.3 except to the extent that amounts were withheld or deducted pursuant to another provision of applicable Tax Legal Requirements. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes hereof as having been paid to the Seller as consideration for the Assets in accordance with this Agreement. The Purchaser, as agent for the Seller, is hereby authorized, in its sole discretion, to sell or otherwise dispose of the Consideration, or mortgage, pledge, assign or otherwise use the Consideration as security for the purpose of borrowing funds or establishing credit, or itself take title to the Consideration to provide sufficient funds to enable it to comply with its obligations under section 116 of the ITA or other provision of applicable Legal Requirements. If the Purchaser is unable to borrow sufficient funds as agent for the Seller or if the proceeds of such sale are insufficient to fund the required withholding, the Seller shall forthwith pay to the Purchaser the deficiency. The Seller shall bear all costs and expenses associated with any sale or borrowing by the Purchaser pursuant to the provisions of this Section 7.3.

           (c) In the event that Purchaser elects to deduct or withhold from the Consideration such amounts as Purchaser deems necessary to meet its obligations pursuant to Section 7.3(b), (i) Purchaser shall cause the Escrow Agent to deliver to Purchaser the Shares to be deducted or withheld from the Consideration, and (ii) Jotter shall return the Promissory Note to Purchaser for the issuance of a new promissory note reflecting the new principal balance upon the receipt of a written request from Purchaser.

     7.4.  Lease. Promptly following the Closing Date, Purchaser shall undertake
           -----
to negotiate the terms of a lease or sublease agreement with the owner of the Leased Premises or such owner's agent for the purpose of obtaining the right to use the Leased Premises on substantially the same economic terms as currently enjoyed by Seller. Seller agrees to use its best efforts to assist Purchaser in such negotiations and further agrees to waive any right to receive notice of termination of the current lease relating to the Leased Premises and to promptly vacate such property upon receipt of a written notice to quit or notice of termination either from Purchaser or the landlord of the Leased Premises. Seller further agrees to permit Purchaser to utilize the Leased Premises on a temporary basis pending execution of a lease or sublease agreement relating to the Leased Premises. The Consideration shall be deemed full consideration for such temporary use of the Leased Premises which in no event will exceed sixty (60) days.

     7.5.  Name Change. Promptly following the Closing Date, Seller shall take
           -----------
such action as shall be necessary to change its corporate name and any business names or trade names or marks utilized by it to exclude any reference to Jotter or any derivative thereof. Seller shall likewise discontinue any use of the name "Jotter" or any derivation thereof on any publication, forms, advertisements, websites, signs, business cards or other stationery within ten (10) days of the Closing Date.

     7.6.  Non-Compete. Seller agrees that until the later to occur of twenty-
           -----------
four (24) months after the Closing Date, neither Seller nor its affiliates will directly or indirectly engage in any business that relates to toolbar and internet utility applications and/or products or services utilizing biometrics.

     7.7.  Board Representation.  Following the Closing Date, Purchaser shall
           --------------------
increase the size of its Board of Directors by two and will have Glenn Argenbright and Robert Smibert named to fill such vacancies.

     7.8.  Registration Rights.
           -------------------

           (a) Following the Closing Date, Purchaser shall use commercially reasonable efforts to register the Shares under the Securities Act by filing with the SEC a Form S-3 registration statement relating to the public sale or transfer of the Shares in market transactions within sixty (60) days after the Closing Date (the "Registration Statement"). Seller agrees that in connection with any sale or disposition of Shares subject to such Registration Statement it shall utilize such underwriter or broker as may be selected from time to time by Purchaser in its sole discretion.

           (b) Purchaser shall bear and pay all expenses incurred by Purchaser in connection with any registration, filing or qualification of Shares with respect to any registration pursuant to this Section 7.8, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees relating or apportionable thereto, fees and disbursements of counsel for Purchaser, and Blue Sky filing fees, but excluding (i) the fees and disbursements of counsel for Seller, (ii) stock transfer taxes that may be payable by Seller, and (iii) all brokerage or similar commission relating to the Shares, all of which shall be borne by Seller.

           (c) Purchaser shall keep such Registration Statement described in paragraph (a) effective for a period of time terminating at such time as Seller shall have completed the offering and sale of the Shares described in such Registration Statement, provided, however, that if such Registration Statement is filed pursuant to Rule 415 of the Securities Act, Purchaser shall keep such Registration Statement effective as long as Purchaser is required pursuant to rights granted to parties other than Seller.

           (d) The rights of Seller to distribute Shares pursuant to the Registration Statement described in paragraph (a) may be suspended by Purchaser on the occurrence of the following events:

                (i) Purchaser has made a determination to conduct a public offering;

                (ii) Purchaser is about to make a normal course disclosure containing information of a material nature;

                (iii) there then exists material, non-public information relating to Purchaser which, in the good faith determination of its Board of Directors, would adversely affect the Purchaser by the continued compliance with this Agreement or the continued distribution of the Shares by Seller;

                (iv) Purchaser is engaged in any activity at any time that, in the good faith determination of its Board of Directors, would be adversely affected by the continued compliance with this Agreement or the continued distribution of the Shares.

          (e) Purchaser shall use commercially reasonable efforts to minimize the length of any suspension:

               (i) under (d)(i), to a period beginning on the day that notice of a suspension is given to Seller and ending on the earlier of:
               (A) the date of disclosure of the public offering, or (B) the date which is 30 days after the beginning of the suspension, provided that during such suspension, Purchaser will proceed with commercially reasonable efforts to file the appropriate documentation in respect of, and otherwise complete, such public offering as expeditiously as practicable;

               (ii) under (d)(ii), to a period of not more than three (3) business days;

               (iii) under (d)(iii), if the activity is a prospective acquisition by Purchaser, to a period beginning when the notice of suspension is given to Seller and ending on the earlier of:
               (A) the public disclosure of the transaction and the making of all required filings under the Securities Act or Exchange Act, or
               (B) the date on which discussion regarding the acquisition are terminated.

               (iv) under (d)(iii), for any reason other than a prospective acquisition by Purchaser, to a period beginning when the notice of suspension is given to Seller and ending on the earlier of:
               (A) the disclosure of the activity, or (B) the reason is no longer operative; and

               (v) under (d)(iv), to a period beginning on the day that notice of a suspension is given to Seller and ending on the date which is 30 days after the beginning of the suspension.

          (f) It shall be a condition precedent to the obligations of Purchaser to take any action pursuant to this Section 7.8 that Seller shall furnish to Purchaser such information (including information regarding itself, the Shares held by it and to be disposed of by it, and the intended method of disposition of such securities) as shall be required to effect the registration of the Shares.

          (g) Upon the receipt by Seller of any notice from Purchaser of (i) the existence of any fact or the happening of any event as a result of which the prospectus included in a Registration Statement filed pursuant to paragraph (a), as such Registration Statement is then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, (ii) the existence of any facts or events resulting in the suspension of Purchaser's obligations to file and keep effective a Registration Statement as provided in paragraph (a) above, (iii) the issuance by the SEC of any stop order or injunction suspending or enjoining the use or the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose, or the taking of any similar action by the securities regulators of any state or other jurisdiction, or (iv) the request by the SEC or any other federal or state governmental agency for amendments or supplements to such Registration Statement or related prospectus or for additional information related thereto, Seller shall immediately discontinue disposition of the Shares covered by such registration or prospectus (other than in transactions exempt from the registration requirements under the Securities
Act) until receipt of the supplemental or amended prospectus or until Seller is advised in writing by Purchaser that the use of the applicable prospectus may be resumed or, in the case of a notice pursuant to clause (ii) above, until Purchaser's obligations referred to therein are no longer suspended.

          (h) Seller shall notify Purchaser in writing of Seller's intention to sell Shares under the Registration Statement described in paragraph (a) not less than five (5) business days prior to the expected date of such sale by faxing the "Takedown Request" attached hereto as Exhibit 7.8(h)(i) to Purchaser at the address set forth in Section 10.1. During this period, Purchaser will review the prospectus to determine if a suspension pursuant to paragraph (d) or (g) is necessary or appropriate. If Purchaser does not notify Seller of a suspension pursuant to paragraph (d) or (g), Seller may conclude the proposed sale, on the proposed date of sale, strictly in accordance with the Takedown Request. Seller will notify Purchaser of each sale under the Registration Statement in accordance with the Takedown Request within 24 hours of the sale by faxing the "Notification of Sale attached hereto as Exhibit 7.8(h)(ii) to Purchaser at the address set forth in Section 10.1.

          (i) In the event any shares are included in a Registration Statement under this Agreement:

               (A) To the extent permitted by law, Purchaser will indemnify and hold harmless Seller and each person, if any, who controls Seller within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which it may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by Purchaser of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Purchaser will reimburse Seller for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 7.8 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Purchaser (which consent shall not be unreasonably withheld), nor shall Purchaser be liable in any such case for any such loss, claim, damage, expense, liability or action to the extent that it arises out of or is based upon a Violation which arises out of or is based upon information furnished in writing expressly for use in connection with such registration by Seller; provided, further, that Purchaser will not be liable to Seller or any controlling person with respect to any loss, claim, damage, expense or liability arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission to state a material fact in any preliminary prospectus which is corrected in an amended, supplemented or final prospectus provided to Seller if the claimant asserting such loss, claim, damage, expense or liability purchased from Seller and was not sent or given a copy of such amended, supplemented or final prospectus at or prior to the sale of Shares to such claimant.

               (B) To the extent permitted by law and as a condition to the registration of Shares, Seller will agree to indemnify and hold harmless Purchaser, each of its directors, each of its officers who have signed the Registration Statement and each person, if any, who controls Purchaser within the meaning of the Securities Act, against any losses, claims, damages or liabilities (joint or several) to which Purchaser or any such director, officer or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation arises out of or is based upon information furnished in writing by Seller expressly for use in connection with such registration; and Seller will agree to reimburse any legal or other expenses reasonably incurred by Purchaser or any such director, officer or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section
               7.8 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Seller, which consent shall not be unreasonably withheld.

               (C) Promptly after receipt by an indemnified party under this paragraph (i) or notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this paragraph (i), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. It is understood, however, that an indemnifying party shall not, in connection with any proceeding or related proceedings, be liable for the reasonable fees and expenses of more than one separate firm for all indemnified parties. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this paragraph (i), but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this paragraph (i).

               (D)  The obligations of Purchaser and Seller under this paragraph
               (i) shall survive the completion of any offering of the Shares pursuant to a registration statement under this Agreement and are in addition to and not in lieu of the other indemnification rights and obligations of the Parties specified elsewhere in this Agreement.

           (j) Purchaser's obligations pursuant to this Section 7.8 (other than paragraph (i)) shall terminate as to Seller of the Shares on the date when Seller is eligible to sell all of the Shares pursuant to Rule 144 or Rule 145 under the Securities Act during any 90-day period.

           (k) In the event that the Registration Statement is not declared effective by the SEC within ninety (90) days of the Closing Date, SAFLINK shall make a prepayment on the Promissory Note in the amount of twenty thousand dollars ($20,000) (the "Prepayment"). On the last day of each month subsequent to the Prepayment that the Registration Statement has not been declared effective by the SEC, SAFLINK shall make an additional prepayment in the amount of twenty thousand dollars ($20,000). SAFLINK shall not be obligated to make aggregate payments in excess of the principal balance of the Promissory Note.

     7.9.  Notice. After the Closing, the Parties shall cooperate, to the extent
           ------
practicable and reasonable, in giving joint notice of the consummated transactions to each customer, creditor, distributor, sales representative and supplier of the Business of Seller.

     7.10. Workers' Compensation Act Certificate'.  Seller agrees to procure and
           --------------------------------------
deliver to Purchaser as soon as reasonably possible after the Closing Date the certificate dated as at the Closing Date required under section 128 of the Workers' Compensation Act (Alberta).

     7.11. Costs and Documentation Related to Transfer of Assets. Purchaser
           -----------------------------------------------------
shall pay all fees, costs, and expenses related to the transfer of all Assets from the Seller to the Purchaser, provided, however, that Seller shall pay all fees, costs, and expenses as described Sections 7.3(b) and 10.3. Seller and its authorized representatives shall provide and execute any documentation required to effect the transfer of the Assets.


                                 ARTICLE VIII

                                  TAX MATTERS

     8.1.   Allocation of Consideration. Purchaser and Seller shall endeavor in
            ---------------------------
good faith to agree upon an allocation among the Assets of the Consideration consistent with Section 1060 of the Internal Revenue Code (the "Code") and the Treasury Regulations thereunder within sixty (60) days of the date of this Agreement. In the event that the Parties cannot agree on a mutually satisfactory allocation within said time period, an independent accounting firm shall, at Seller's and Purchaser's joint expense (to be shared equally), determine the appropriate allocation. The finding of such independent accounting firm shall be binding on the Parties. Upon determination of the allocation by agreement of the Parties or by binding determination of the independent accounting firm, Purchaser and Seller agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with such allocation. Purchaser and Seller shall report the transactions contemplated by this Agreement for federal Tax and all other Tax purposes as a sale and purchase of the Assets and not as a tax-free reorganization and in a manner consistent with the allocation determined pursuant to this Section 8.1. Purchaser and Seller agree to provide the other promptly with any information required to complete Form 8594. Purchaser and Seller shall notify and provide the other Party with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Consideration.

     8.2.  Prorations.  Purchaser and Seller agree that all of the Tax and other
           ----------
items normally prorated or adjusted (but not income taxes), such as personal property, occupancy, and business operation taxes, customer prepayments and utilities related to the business and operation of the Assets shall be prorated as of the Closing Date, with Seller liable to the extent such items relate to the Assets for any time period prior to and including the Closing Date, and Purchaser liable to the extent such items relate to the Assets for periods commencing after the Closing Date. Purchaser and Seller hereby agree to indemnify the other Party against and hold it harmless from such items for which it is responsible.

     8.3.  Transfer Taxes. Pursuant to Section 7.2 Purchaser and Seller have
           --------------
made the election provided for under Section 167 of the ETA so that no GST will be payable in respect of the sale and transfer of the Assets. Notwithstanding any other provision of this Agreement, all transfer and sales taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Seller and Seller agrees to indemnify Purchaser against and hold it harmless from liability for all such taxes.

     8.4.  Tax Indemnification Generally. Except for any prorated items
           -----------------------------
described in Section 8.2, Seller hereby agrees to indemnify Purchaser against and hold it harmless from all liability for Taxes of Seller attributable to any period, whether before or after the Closing Date, including without limitation, any income taxes or other Taxes resulting from the transactions contemplated by this Agreement, unpaid Taxes listed on Schedule 4.5 hereto, and any liability resulting from a failure of Seller to fulfill any obligation under this Article VIII.

     8.5.  Survival. All rights and obligations provided for in this Article
           --------
VIII shall remain in force notwithstanding any other provision of this Agreement.

     8.6.  Priority of Article. In the event of a conflict between the
           -------------------
provisions of this Article VIII and any other provision of this Agreement, the provisions of this Article VIII shall control.

                                  ARTICLE IX

                                INDEMNIFICATION

     9.1.  Indemnification from Seller.  From and after the Closing Date, Seller
           ---------------------------
shall indemnify and hold harmless Purchaser and its officers, directors, employees, Subsidiaries, shareholders, affiliates, successors and permitted assigns ("Purchaser Indemnitees") from all Losses (as hereinafter defined) resulting from (i) a breach or inaccuracy of any representation, warranty, covenant or agreement by Seller under this Agreement, (ii) any liabilities or obligations of Seller not expressly assumed by Purchaser, or any events occurring at or prior to the Closing Date giving rise to liability (whether such liabilities or events were known, unknown or could not be known by Seller at or prior to the Closing Date), relating to Seller or the Business or the Assets, (iii) any liabilities arising at, prior to or subsequent to the Closing Date (whether such liabilities or events were known, unknown or could not be known by or prior to the Closing Date), relating to any products manufactured, any services rendered, or the conduct of any other business by Seller at or prior to the Closing Date; (iv) any liabilities, arising under any applicable Bulk Sales Act or the Uniform Commercial Code, or statutes of similar import; (v) unpaid fees listed on Schedule 4.7 hereto; (vi) any liabilities of Seller relating to the conduct of its operations following the Closing, including liabilities relating to Excluded Assets and the Liabilities; or (vii) any taxes, interest or penalties arising under Section 116 of the ITA.

     9.2.  Indemnification from Purchaser.  From and after the Closing Date,
           ------------------------------
Purchaser shall indemnify and hold harmless Seller from all Losses resulting from (i) a breach or inaccuracy of any representation, warranty, covenant or agreement by Purchaser under this Agreement, or (ii) any liabilities and obligations arising after the Closing Date and expressly assumed by Purchaser.

     9.3.  Notice. The Indemnified Party (as hereinafter defined) shall give
           ------
prompt written notice to the Indemnifying Party of any claim or event known to it which does or may give rise to a claim by the Indemnified Party against the Indemnifying Party based on this Agreement, stating the nature and basis of said claims or events and the amounts thereof, to the extent known. Such notice shall be given in accordance with Section 10.1 hereof. Such notice shall be a condition precedent to any liability of the Indemnifying Party hereunder. Notwithstanding the foregoing, the failure to give reasonably prompt written notice by the Indemnified Party shall not defeat a claim made pursuant hereto except to the extent that the Indemnifying Party can establish that it has been injured by such delay.

     9.4.  Defense of Claims.  In the event of any claim, action, suit or
           -----------------
proceeding made or brought by third parties against the Indemnified Party, the Indemnified Party shall give written notice of such claim, action, suit or proceeding as described in Section 9.3 above, with a copy of the claim, process and all legal pleadings with respect thereto. After notification, the Indemnifying Party shall participate in and, jointly with any other Indemnifying Party similarly notified, assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party at the time of such assumption. The Indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, when and as incurred, unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party, or (ii) the Indemnifying Party shall not in fact have employed counsel to assume the defense of such action reasonably satisfactory to the Indemnified Party at the time of the Indemnifying Party's assumption of the defense. If clause (ii) of the preceding sentence shall be applicable, then counsel for the Indemnified Party shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of the Indemnified Party. The Indemnified Party and the Indemnifying Party, as the case may be, shall be kept fully informed of such claim, action, suit or proceeding at all stages thereof whether or not such party is represented by its own counsel.

     9.5.  Offset.  Notwithstanding the generality of the foregoing, the full
           ------
amount of the Shares delivered to the Escrow Agent pursuant to Section 3.3
(the "Escrow Fund") shall be available as security for the satisfaction of all of the indemnifiable Losses which Purchaser Indemnitees may suffer or incur. In the event that the Escrow Fund is insufficient to satisfy all of the indemnifiable Losses which Purchaser Indemnitees may suffer or incur, the Purchaser shall be enititled to offset such unsatisfied Losses against the principal and interest owed under the Promissory Note.

     9.6.  Definitions.
           -----------

           (a) As used herein, the term "Losses" means any and all claims, demands, actions, costs, losses, damages and liabilities, including without limitation reasonable attorneys' fees and costs incurred in the investigation and defense of a claim, demand, cost, loss or liability.

          (b) As used herein, the term "Indemnifying Party" shall mean the person or persons against whom a party (the "Indemnified Party") makes a claim for indemnification hereunder.

                                   ARTICLE X

                                    GENERAL

     10.1. Notice.  All notices required to be given under the terms of this
           ------
Agreement or which any of the Parties may desire to give hereunder (the "Notices") shall be in writing and delivered personally or sent by express delivery, or by facsimile, or by registered or certified mail, with proof of receipt, postage and expenses prepaid, return receipt requested, addressed as follows:

     If to Purchaser:

     SAFLINK Corporation
     18650 N.E. 67th Court
     Suite 210
     Redmond, WA 98052
     Attention: Chief Financial Officer
     Fax: 425-497-1778

     with a copy to:

     Baker & McKenzie
     815 Connecticut Avenue, NW
     Washington, DC 20006-4078
     Attention: Thomas J. Egan, Jr., Esq.
     Fax: 202-452-7074

     and if to Seller:

     Jotter Technologies Inc.
     8880 Cal Center Drive, # 190
     Sacramento, CA 95826
     Attention: Glenn Argenbright
     Fax: 916-361-1354

     with a copy to:

     Normand & Shaughnessy, PA,
     15 High Street
     Manchester, NH 03103
     Attention: Jason M. Craven

     Fax: 603-647-0333

     or to such other persons as may be designated in writing by the parties, by a notice given as aforesaid.

     10.2.  Receipt of Notice.  Any notice given in accordance with Section 10.1
            -----------------
shall be deemed to have been given: if delivered personally, when received; if sent via express delivery or registered or certified mail, postage prepaid and return receipt requested, when received; or, if delivered by facsimile, 24 hours after transmission confirmation by the transmitting machine unless, within those 24 hours the intended recipient has informed the sender that the transmission was received in an incomplete or garbled form, or the transmission report of the sender indicates a faulty or incomplete transmission. If such receipt is on a day that is not a business day or is later than 5 p.m. (local time) on a business day, the notice shall be deemed to have been given and served on the next business day.

     10.3.  Headings; Construction. The descriptive headings of the several
            ----------------------
sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     10.4.  Legend. It is understood that the certificates evidencing the Shares
            ------
may bear the following legends:

            (a) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT UNDER SUCH ACT IN EFFECT WITH RESPECT TO THE SHARES OR AN OPINION OF COUNSEL SATISFACTORY TO PURCHASER THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

            (b)  Any legend required by applicable state securities laws.

     10.5.  Counterparts. This Agreement may be executed in counterparts, and
            ------------
when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

     10.6.  Schedules and Exhibits. All Exhibits and Schedules attached hereto
            ----------------------
are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein, and each disclosure in any Schedule shall be deemed to be a representation and warranty made by the disclosing party. The disclosures in any Schedule must relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules hereto (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statement in the body of this Agreement will control.

     10.7.  Applicable Law; Venue; Waiver of Jury Trial. This Agreement shall be
            -------------------------------------------
governed by, construed and enforced in accordance with the laws of the State of Delaware as applied to contracts entered into solely between residents of, and to be performed entirely in, such state. The parties hereto do hereby irrevocably submit to the jurisdiction of any state or federal court located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.1 hereof, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND WITH THE ADVICE OF COUNSEL HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     10.8.  Severability.  If, for any reason whatsoever, any one or more of the
            ------------
provisions of this Agreement shall be held or deemed to be unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid. Furthermore, upon the request of any party hereto, the Parties to this Agreement shall add, in lieu of such invalid or unenforceable provisions, provisions as similar in terms to such invalid or unenforceable provisions as may be possible and legal, valid and enforceable.

     10.9.  Remedies Cumulative.  The rights and remedies of the parties to this
            -------------------
Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any document referred to herein will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of any other right, power or privilege. Without limiting the generality of the foregoing, neither the Purchaser Indemnitees' exercise nor their failure to exercise their right to make a claim against the Escrow Fund shall constitute an election of remedies or limit the Purchaser Indemnitees in any manner in the enforcement of any remedies that may be available to them under this Agreement or otherwise.

     10.10. Specific Performance. The parties hereto agree and acknowledge that,
            --------------------
in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to obtain specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement and to obtain reasonable attorneys' fees. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

     10.11.  Further Assurances.  Subject to the terms and conditions of this
             ------------------
Agreement, the parties hereto shall do and perform or cause to be done and performed all such further actions and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereby may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

     10.13.  Expenses with Respect to Transaction.  Seller and Purchaser agree
             ------------------------------------
that each will pay all fees, costs, and expenses incurred by it in connection with the negotiation and consummation of this transaction, including, without limitation, the fees and expenses of its attorneys, accountants, and other persons.

     10.14.  Brokers.  Each of Seller and Purchaser hereby agrees to indemnify
             -------
and save and hold harmless the other party from and against any and all claims, losses, damages, costs or expenses of any kind or character (including attorneys' fees) arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by such party with any broker or finder in connection with this Agreement or the transactions contemplated hereby.



                        [Signatures On Following Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.



                                        SAFLINK CORPORATION



                                        /s/ Jeffrey P. Anthony
                                        ----------------------------
                                        By:  Jeffrey P. Anthony
                                        Its: Chief Executive Officer


                                        JOTTER TECHNOLOGIES, INC.



                                        /s/ Glenn Argenbright
                                        ---------------------------
                                        By: Glenn Argenbright
                                        Its: President

                               TABLE OF CONTENTS
                               -----------------

                                                                          Page
                                                                          ----
ARTICLE I - DEFINITIONS...................................................   1
 1.1  Certain Definitions.................................................   1
 1.2  Other Definitions...................................................   2

ARTICLE II - PURCHASE AND SALE OF ASSETS..................................   2
 2.1  Assets Being Sold...................................................   2
 2.2  Disclaimed Liabilities..............................................   2
 2.3  Excluded Assets.....................................................   2
 2.4  Non-delivered Assets................................................   2
 2.5  Assignment..........................................................   3
 2.6  Bill of Sale........................................................   3

ARTICLE III - PURCHASE PRICE AND PAYMENT..................................   3
 3.1  Purchase Price......................................................   3
 3.2  Allocation..........................................................   3
 3.3  Escrow..............................................................   4

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER.....................   4
 4.1  Corporate Standing..................................................   4
 4.2  Authority...........................................................   4
 4.3  Financial Statements................................................   4
 4.4  Assets..............................................................   5
 4.5  Taxes...............................................................   6
 4.6  Year 2000 Compliance................................................   7
 4.7  Proprietary Rights..................................................   7
 4.8  Information Provided By Seller......................................  10
 4.9  Investment Experience...............................................  10
 4.10 Ownership of the Shares for Investment Purposes.....................  10
 4.11 Accredited Investor.................................................  10
 4.12 Restricted Securities...............................................  10
 4.13 Residency...........................................................  10

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PURCHASER...................  11
 5.1  Organization........................................................  11

 5.2  Authority...........................................................  11
 5.3  Capital Structure...................................................  11
 5.4  SEC Documents.......................................................  11
 5.5  No Conflict.........................................................  12
 5.6  Shares of Common Stock..............................................  12
 5.7  Information Provided................................................  12
 5.8  False and Misleading Statements.....................................  12

ARTICLE VI - CLOSING DATE DELIVERIES......................................  12
 6.1  Deliveries by Seller................................................  12
 6.2  Deliveries by Purchaser.............................................  13
 6.3  Closing.............................................................  13

ARTICLE VII - ADDITIONAL AGREEMENTS.......................................  14
 7.1  Employees...........................................................  14
 7.2  Canadian Goods & Services Tax Election..............................  14
 7.3  Certificate Pursuant to Section 116 of the Income Tax Act (Canada)..  14
 7.4  Lease...............................................................  15
 7.5  Name Change.........................................................  15
 7.6  Non-Compete.........................................................  16
 7.7  Board Representation................................................  16
 7.8  Registration Rights.................................................  16
 7.9  Notice..............................................................  20
 7.10 Workers' Compensation Act Certificate...............................  20

ARTICLE VIII - TAX MATTERS................................................  20
 8.1  Allocation of Consideration.........................................  20
 8.2  Prorations..........................................................  21
 8.3  Transfer Taxes......................................................  21
 8.4  Tax Indemnification Generally.......................................  21
 8.5  Survival............................................................  21
 8.6  Priority of Article.................................................  21

ARTICLE IX - INDEMNIFICATION..............................................  21
 9.1  Indemnification from Seller.........................................  21
 9.2  Indemnification from Purchaser......................................  22
 9.3  Notice..............................................................  22
 9.4  Defense of Claims...................................................  22

 9.5  Escrow Offset.......................................................  22
 9.6  Definitions.........................................................  23

ARTICLE XV - GENERAL......................................................  23
 10.1  Notice.............................................................  23
 10.2  Receipt of Notice..................................................  24
 10.3  Headings; Construction.............................................  24
 10.4  Legend.............................................................  24
 10.5  Counterparts.......................................................  24
 10.6  Schedules and Exhibits.............................................  24
 10.7  Applicable Law; Venue; Waiver of Jury Trial........................  24
 10.8  Severability.......................................................  25
 10.9  Remedies Cumulative................................................  25
 10.10 Specific Performance...............................................  25
 10.11 Further Assurances.................................................  26
 10.12 Expenses with Respect to Transaction...............................  26
 10.13 Brokers............................................................  26

List of Schedules
-----------------

Schedule 2.3...................................................Excluded Assets
Schedule 4.3.................Incomplete Items on Seller's Financial Statements
Schedule 4.4............................................................Assets
Schedule 4.4(a).....................................Assets Not Owned By Seller
Schedule 4.4(b)...................................Assets Not In Good Condition
Schedule 4.5......................................................Unpaid Taxes
Schedule 4.7..........................IntellectualProperty Disclosure Schedule
Schedule 7.1(a)......................................................Employees
Schedule 7.1(b)................................Employees with Accrued Vacation

List of Exhibits
----------------

Exhibit 2.6............................Bill of Sale (United States and Canada)
Exhibit 3.1....................................................Promissory Note
Exhibit 3.3...................................................Escrow Agreement
Exhibit 6.1(c)...........................Opinion of Normand & Shaughnessy, PA.
Exhibit 6.1(g)...........................................Non-Compete Agreement
Exhibit 7.8(h)(i).............................................Takedown Request
Exhibit 7.8(h)(ii)........................................Notification of Sale